TABLE OF CONTENTS
Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
Subsidiary	Ownership	State of Incorporation
Community Savings	100%	Federal
SUBSIDIARIES OF COMMUNITY SAVINGS
Subsidiary	Ownership	State of Incorporation
Community Financial Services, LLC	100%	Ohio